                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /

     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               RPS REALTY TRUST
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                               RPS REALTY TRUST
- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- - --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- - --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1

- - --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- - --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- - --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- - --------------------------------------------------------------------------------
     (3) Filing party:

- - --------------------------------------------------------------------------------
     (4) Date filed:

- - --------------------------------------------------------------------------------
- - ---------------
    /1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                                RPS REALTY TRUST
                                733 THIRD AVENUE
                            NEW YORK, NEW YORK 10017

                                                                    May 16, 1994

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of RPS Realty Trust (the "Trust") on Tuesday, June 28, 1994 at 9:30 a.m. at the offices of Kaye, Scholer, Fierman, Hays & Handler, 425 Park Avenue, 19th Floor Conference Room, New York, New York. Your Board of Trustees and management look forward to greeting personally those Shareholders who are able to attend.

     The meeting principally concerns the election of three Trustees for three-year terms expiring in 1997. The nominees listed in the enclosed proxy materials are presently Trustees of the Trust.

     Your Board of Trustees recommends a vote "FOR" each of the listed nominees. The accompanying Proxy Statement contains additional information and should be carefully reviewed by Shareholders.

     It is important that your shares be represented and voted at the meeting, whether or not you plan to attend. Please sign, date and mail the enclosed proxy card at your earliest convenience.

     Your continued interest and participation in the affairs of the Trust are greatly appreciated.

                                          Sincerely,

                                          Joel M. Pashcow
                                          Chairman

                                RPS REALTY TRUST

                 NOTICE OF 1994 ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 28, 1994

                            ------------------------

To the Shareholders of RPS Realty Trust:

     Notice is hereby given that the 1994 Annual Meeting of Shareholders of RPS Realty Trust (the "Trust") will be held at the offices of Kaye, Scholer, Fierman, Hays & Handler, 425 Park Avenue, 19th Floor Conference Room, New York, New York, on June 28, 1994 at 9:30 a.m., to consider and take action upon the following matters:

          (1) The election of three (3) Trustees for a term to expire in 1997;

          (2) The ratification of the selection by the Board of Trustees of the Trust of Deloitte & Touche as the independent public accountants of the Trust for the fiscal year commencing January 1, 1994; and

          (3) The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Trustees has fixed the close of business on May 11, 1994 as the record date for the determination of Shareholders entitled to notice of and to vote at the meeting and any adjournment thereof. A list of Shareholders entitled to vote at the meeting will be available for examination by any Shareholder, for any purpose germane to such meeting, during ordinary business hours during the ten days prior to the meeting date, at the offices of the Trust, 733 Third Avenue, New York, New York 10017.

                                          By Order of the Board of Trustees

                                          John J. Johnston, Jr.,
                                          Vice President -- Real Estate
                                          Counsel and Secretary

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU INTEND TO BE PRESENT, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE STAMPED AND ADDRESSED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. SHAREHOLDERS CAN HELP THE TRUST AVOID UNNECESSARY EXPENSE AND DELAY BY PROMPTLY RETURNING THE ENCLOSED PROXY CARD. THE BUSINESS OF THE MEETING TO BE ACTED UPON BY THE SHAREHOLDERS CANNOT BE TRANSACTED UNLESS AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF BENEFICIAL INTEREST IS REPRESENTED AT THE MEETING.

                                RPS REALTY TRUST
                                733 THIRD AVENUE
                            NEW YORK, NEW YORK 10017

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

                                  INTRODUCTION

GENERAL

     The accompanying form of proxy is solicited on behalf of the Board of Trustees of RPS Realty Trust (the "Trust") for use at the Annual Meeting of Shareholders of the Trust (the "Meeting") to be held at the offices of Kaye, Scholer, Fierman, Hays & Handler, 425 Park Avenue, 19th Floor Conference Room, New York, New York, on June 28, 1994 at 9:30 a.m. The Trust has first mailed these proxy materials to holders (the "Shareholders") of shares of beneficial interest, $.10 par value (the "Shares"), on or about May 16, 1994. The Trust's executive offices are located at 733 Third Avenue, New York, New York 10017 (telephone: (212) 370-8585). Shareholders of record at the close of business on May 11, 1994 (the "Record Date") will be entitled to vote at the Meeting.

     Proxies in the accompanying form which are properly executed and duly returned to the Trust and not revoked will be voted as specified and, if no direction is made, will be voted for the election of each of management's three nominees for re-election as Trustees and in favor of proposal 2. Each proxy granted is revocable and may be revoked at any time prior to its exercise by giving notice to the Trust of its revocation. A Shareholder who attends the Meeting in person may, if he wishes, vote by ballot at the Meeting, thereby cancelling any proxy previously given.

     As of April 18, 1994, approximately 28,492,422 Shares of the Trust were outstanding, with each Share entitled to one vote on all matters that may come before the Meeting.

                              ELECTION OF TRUSTEES

     At the Meeting three Trustees comprising the Class III Trustees are to be elected for three-year terms expiring in 1997. It is intended that votes will be cast pursuant to proxies received from Shareholders of the Trust FOR the nominees listed hereinafter, all of whom are presently Trustees of the Trust, unless contrary instructions are received.

     If for any reason any of the nominees becomes unavailable for election, the proxies solicited will be voted for such nominees as are selected by management. Management has no reason to believe that any of the nominees is not available or will not serve if elected. The election of each Trustee will be decided by a plurality of the Shares present and entitled to vote at the Meeting.

     Set forth in the following table is certain information with respect to each nominee nominated to serve as a Class III Trustee for a term to expire in 1997 and certain information relating to the Class I Trustees and Class II Trustees, whose terms expire in 1995 and 1996, respectively.

                                                                                    YEAR FIRST
                                                                                     BECAME A
          NAME OF TRUSTEE/                                                           TRUSTEE
        NOMINEE FOR ELECTION          AGE            PRINCIPAL OCCUPATION              (1)
                                      ---    ------------------------------------   ----------
                              CLASS III: TERM TO EXPIRE IN 1997
Stephen R. Blank                      48     Managing Director of Oppenheimer &        1990
                                             Co., Inc. since November, 1993.
                                             Prior to that, Managing Director,
                                             Real Estate Corporate Finance of
                                             Cushman & Wakefield, Inc. for four
                                             years. Prior to that, Mr. Blank was
                                             a Managing Director of the Real
                                             Estate Group of Kidder, Peabody &
                                             Co. Incorporated for ten years.
Herbert Liechtung                     63     President of the Trust since 1988.        1981
Joel M. Pashcow                       51     Chairman of the Trust since 1988.         1980
                               CLASS I: TERM TO EXPIRE IN 1995
Edward Blumenfeld                     53     A principal of Blumenfeld                 1988
                                             Development Group, Ltd., a
                                             commercial real estate developer,
                                             since 1978.
Samuel M. Eisenstat                   54     Private practice of law for more          1986
                                             than five years. Mr. Eisenstat is
                                             also a director of various mutual
                                             funds managed by Sun America Asset
                                             Management and of UMB Bank & Trust
                                             Co.
William A. Rosoff                     50     Partner in Wolf, Block, Schorr and        1990
                                             Solis-Cohen, a law firm, since 1975;
                                             Mr. Rosoff has been associated with
                                             the firm since 1969. Mr. Rosoff is a
                                             director of The Korman Company, a
                                             real estate development and
                                             management company, and American
                                             Housing Corporation, Inc., the
                                             general partner of American Equity
                                             Housing Fund I.

                                                                                    YEAR FIRST
                                                                                     BECAME A
          NAME OF TRUSTEE/                                                           TRUSTEE
        NOMINEE FOR ELECTION          AGE            PRINCIPAL OCCUPATION              (1)
                                      ---    ------------------------------------   ----------
                               CLASS II: TERM TO EXPIRE IN 1996
Edwin J. Glickman                     61     Chairman of the Glickman                  1980
                                             Organization, Inc. since April 1991.
                                             Prior to that, Chairman of the
                                             Executive Committee of Schoenfeld
                                             Glickman Maloy Inc. from May 1989.
                                             Also Vice Chairman of Sybedon
                                             Corporation from 1977 to 1993. In
                                             all positions, Mr. Glickman has been
                                             engaged in real estate financial
                                             services, including mortgage
                                             brokerage, arranging joint ventures
                                             and equity financing.
Arthur H. Goldberg                    51     President of Tideway Associates,          1988
                                             Inc., a merchant and investment
                                             banking firm, since February 1994.
                                             Prior to that, Chairman of Reich &
                                             Company, Inc. (formerly Vantage
                                             Securities, Inc.), a securities and
                                             investment brokerage firm, from
                                             February 1990 to December 1993.
                                             Prior to that, Mr. Goldberg was
                                             employed by Integrated Resources,
                                             Inc. ("Integrated") as President and
                                             Chief Operating Officer from May
                                             1973 and Chief Executive Officer
                                             from February 1989, until January
                                             1990. On February 13, 1990,
                                             Integrated filed a voluntary
                                             petition for reorganization under
                                             Chapter 11 of the United States
                                             Bankruptcy Code.
Alfred D. Stalford                    71     Previously engaged in the business        1983
                                             of mortgage brokerage and real
                                             estate sales, principally involving
                                             commercial properties. He has since
                                             retired from the mortgage brokerage
                                             business.

- - ---------------

(1) Includes periods served as trustee of the Trust's predecessors.

     Set forth below is information as to the Shares beneficially owned as of April 18, 1994 by each of the Trustees, each of the executive officers included in the Summary Compensation Table below and all Trustees and executive officers as a group, based on information furnished by each Trustee and executive officer.

                      NAME OF TRUSTEE/                           SHARES OWNED              PERCENT OF
                      EXECUTIVE OFFICER                        BENEFICIALLY(1)(2)           CLASS(2)
- - -------------------------------------------------------------  -----------------           ----------
Edward Blumenfeld............................................         51,000                    (3)
Samuel Eisenstat.............................................         51,000(4)                 (3)
William A. Rosoff............................................         69,200(5)                 (3)
Edwin J. Glickman............................................         50,000                    (3)
Arthur H. Goldberg...........................................        245,900(6)                 (3)
Alfred D. Stalford...........................................         54,000(7)                 (3)
Stephen R. Blank.............................................         57,850(8)                 (3)
Herbert Liechtung............................................        844,855(9)                2.83%
Joel M. Pashcow..............................................      1,018,634(10)               3.41%
Stanley Rappoport............................................         16,500(11)                (3)
John J. Johnston, Jr.........................................         52,150(12)                (3)
Edwin R. Frankel.............................................         40,000(13)                (3)
All Trustees and Executive Officers as a group (12
  persons)...................................................      2,551,089                   8.54%

- - ---------------

 (1) All amounts are owned directly unless otherwise noted.
 (2) Includes shares subject to stock options granted by the Trust which are currently exercisable or which will become exercisable within sixty days.
 (3) Less than 1% of the class.
 (4) Includes 18,200 Shares held by Mr. Rosoff as trustee for his sister, Barbara Rosoff, pursuant to a trust indenture dated December 30, 1991 and 50,000 Shares which Mr. Rosoff has a currently exercisable option to purchase.
 (5) Includes 1,000 Shares held in a Keogh plan for which Mr. Eisenstat has sole voting and investment power and 50,000 Shares which Mr. Eisenstat has a currently exercisable option to purchase.
 (6) Includes 156,500 Shares owned by Mr. Goldberg's wife, 15,000 Shares owned by trusts for his daughters, 24,400 Shares owned by a pension trust and 50,000 Shares which Mr. Goldberg has a currently exercisable option to purchase. Mr. Goldberg disclaims beneficial ownership of the Shares owned by his wife and the trusts for his daughters.
 (7) Includes 3,000 Shares held in a Keogh plan for which Mr. Stalford has sole voting and investment power and 50,000 Shares which Mr. Stalford has a currently exercisable option to purchase.
 (8) Includes 5,650 Shares owned by trusts for Mr. Blank's daughters, 2,200 Shares held in an IRA account for the benefit of Mr. Blank and 50,000 Shares which Mr. Blank has a currently exercisable option to purchase. Mr. Blank disclaims beneficial ownership of the Shares owned by the trusts for his daughters.
 (9) Includes 170,058 Shares owned by Mr. Liechtung's wife, 194,796 Shares held in an IRA account for the benefit of Mr. Liechtung and a retirement savings plan and 480,000 Shares which Mr. Liechtung has a currently exercisable option to purchase. Mr. Liechtung disclaims beneficial ownership of the Shares owned by his wife.
(10) Includes 176,427 Shares held in an IRA account for the benefit of Mr. Pashcow, a retirement savings plan and a pension and profit sharing account, 205,400 Shares owned by a foundation of which Mr. Pashcow is trustee, an irrevocable trust of which Mr. Pashcow is a trustee and irrevocable trusts for his daughter (for all of which trusts Mr. Pashcow has shared voting and investment powers) and 480,000

     Shares which Mr. Pashcow has a currently exercisable option to purchase. Mr. Pashcow disclaims beneficial ownership of the Shares owned by the foundation and each of the trusts.
(11) Includes 4,000 Shares owned by Mr. Rappoport's wife, of which Mr. Rappoport disclaims beneficial ownership.
(12) Includes 2,633 Shares owned jointly with Mr. Johnston's wife (for which he has shared voting and investment power), 9,069 Shares held in an IRA account for the benefit of Mr. Johnston, 319 Shares held in an IRA account for the benefit of his wife, 129 Shares held by the Trust's Distribution Reinvestment Plan and 40,000 Shares which Mr. Johnston has a currently exercisable option to purchase. Mr. Johnston disclaims beneficial ownership of the Shares held by his wife.

(13) Represents Shares which Mr. Frankel has a currently exercisable option to purchase.

     There are no family relationships between any Trustee or executive officer and any other Trustee or executive officer of the Trust. Steven Liechtung, the son of Herbert Liechtung, is a Vice President of the Trust.

     The Trust has an Audit Committee which is presently comprised of Messrs. Blumenfeld, Eisenstat and Goldberg. The Audit Committee's duties include the review and oversight of all transactions between the Trust and its Trustees, officers, holders of 5% or more of its Shares or any affiliates, periodic review of the Trust's financial statements and meetings with the Trust's independent auditors. The Audit Committee held one meeting during 1993.

     The Trust also has a Compensation Committee which is presently comprised of Messrs. Blank, Glickman, Goldberg and Stalford. The Compensation Committee's duties include reviewing all compensation arrangements of the Trust with its officers and employees and considering changes and/or additions to such compensation arrangements, including stock option, pension and profit-sharing plans. The Compensation Committee acts as administrator of the Trust's 1989 Employees' Stock Option Plan. The Compensation Committee met once during 1993.

     The Trust does not have a Nominating Committee.

     During the year ended December 31, 1993, the Board of Trustees held nine meetings. All of the Trustees except for Samuel Eisenstat (who attended 60%) attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Trustees and (ii) the total number of meetings held by all committees on which such Trustee served.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of April 18, 1994, the following person was known by the Trust to be the beneficial owner of more than five percent of the Shares:

                      NAME AND ADDRESS                       AMOUNT AND NATURE        PERCENT
                     OF BENEFICIAL OWNER                 OF BENEFICIAL OWNERSHIP*    OF CLASS
    ------------------------------------------------------------------------------   ---------
    Poff & Co. (Trustee for Policemen and Firemen                1,724,595             6.05%
      Retirement System of the City of Detroit)                   Shares
    c/o Manufacturers National Bank of Detroit                     owned
    P.O. Box 1319                                                directly
    Detroit, Michigan 48231

- - ---------------
* Based solely upon a Schedule 13D filed with the Securities and Exchange Commission in December 1989.

                    MANAGEMENT COMPENSATION AND TRANSACTIONS

CASH COMPENSATION

     The following table sets forth information with respect to the cash compensation paid by the Trust for services rendered during the year ended December 31, 1993 to Mr. Liechtung, the Trust's Chief Executive Officer, and the four other most highly compensated executive officers of the Trust, whose total remuneration from the Trust exceeded $100,000 for such period:

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                       ANNUAL COMPENSATION                 AWARDS
                            ------------------------------------------  ------------
                                                              (E)
                                                             OTHER          (F)           (G)
           (A)                                   (D)         ANNUAL       OPTIONS/     ALL OTHER
    NAME AND PRINCIPAL       (B)      (C)       BONUS     COMPENSATION      SARS      COMPENSATION
         POSITION           YEAR   SALARY($)    ($)(1)       ($)(2)        (#)(3)        ($)(4)
- - --------------------------  -----  ---------   --------   ------------  ------------  ------------
Herbert Liechtung.........  1993    312,561      26,903       11,049                     12,735
  President                 1992    300,330      11,022       35,289                     15,537
                            1991    290,500      10,881       22,896                     12,000
Joel M. Pashcow...........  1993    312,561      13,452       51,358                     12,735
  Chairman                  1992    300,330       5,511       36,096                     15,537
                            1991    290,500       5,440       53,807                     12,000
Stanley Rappoport.........  1993    158,314       --           1,404                      8,625
  Executive Vice President  1992    150,000       --           1,404                     10,288
                            1991     58,277       --             358                      --
Edwin R. Frankel..........  1993    108,262      18,000          348                      6,837
  Senior Vice President     1992    104,500      18,000          348                      8,343
  and Treasurer             1991     95,000      18,000          348                      6,580
John J. Johnston, Jr......  1993    107,330      17,600        1,404                      6,822
  Vice President-- Real     1992    103,600      17,600        1,404                      8,333
  Estate Counsel and        1991     98,700      17,600        1,404                      6,567
  Secretary

- - ------------

(1) Bonus amounts earned by Messrs. Liechtung and Pashcow for any year represents Origination Bonus pursuant to ten-year employment agreements expiring December 31, 1998.

(2) Includes perquisites and other personal benefits, including certain life insurance premium payments, paid on behalf of the named officers.

(3) Each of the named officers (other than Mr. Rappoport) were granted options to purchase Shares on December 6, 1989, which options are currently 80% vested. The remainder of the options will vest on December 6, 1994. The exercise price of all such options is $5.75 per Share.

(4) Includes discretionary contributions by the Trust to the RPS Realty Trust Retirement Savings Plan for such named officer's account, including forfeitures, if any.

EMPLOYMENT AGREEMENTS

     Herbert Liechtung and Joel M. Pashcow, the President and Chairman, respectively, of the Trust, are employed pursuant to ten-year employment agreements, expiring December 31, 1998. The employment agreements provide each of Messrs. Liechtung and Pashcow with a base annual salary, adjusted annually by a percentage equal to the increase in the Consumer Price Index -- All Items for the New York Metropolitan Area (which increase in any year may not be less than 3% nor more than 8%). The base annual salary for the year ended December 31, 1993 was $302,961 for each of Messrs. Liechtung and Pashcow.

     Pursuant to the terms of their respective employment agreements, Mr. Liechtung and Mr. Pashcow are each entitled to receive a Distribution Incentive Bonus (as defined in the employment agreements) in an amount equal to 3.75% of the amount, if any, by which the Trust's Qualifying Distributions (as defined below) in any calendar year exceed the Target Distribution (as defined below) for that year. The Target Distribution is determined on a cumulative, non-interest bearing basis, commencing January 1, 1989. "Qualifying Distributions" are defined as all distributions by the Trust attributable to any taxable year to the extent they do not exceed 100% of REIT Taxable Income. The "Target Distribution" for each year is $22,000,000, subject to certain adjustments. Neither Mr. Pashcow nor Mr. Liechtung received a Distribution Incentive Bonus in 1993.

     Messrs. Liechtung and Pashcow are each entitled to receive 100% of the Distribution Incentive Bonus for any period they are employed by the Trust, through the year 2001. If Mr. Liechtung's or Mr. Pashcow's employment terminates prior to December 31, 1998, each is entitled to receive a portion of the Distribution Incentive Bonus payable in the year of such termination, based upon a vesting schedule set forth in their employment agreements; based upon such schedule, as of December 31, 1993, Messrs. Liechtung and Pashcow each would be entitled to receive 96.43% of any such bonus payable upon termination of their employment. If the employment of either Mr. Liechtung or Mr. Pashcow is terminated on or after December 31, 1998, each of Messrs. Liechtung and Pashcow are entitled to receive the Distribution Incentive Bonus through 2001, based upon a formula set forth in their employment agreements.

     Mr. Liechtung and Mr. Pashcow receive Origination Bonuses equal to .235% and .1175%, respectively, of the amount of investments for which a formal commitment is executed by the Trust during the term of the employment agreement and which are subsequently consummated, subject to reduction for investments of less than three years. Messrs. Liechtung and Pashcow received Origination Bonuses of $26,903 and $13,452, respectively, for 1993.

     In the event of death during the term of the employment agreement, the officer's legal representatives will be entitled to receive his base salary for an additional period equal to the lesser of (i) the remaining term of the employment agreement or (ii) 24 months from the date of death, as well as any Distribution Incentive Bonuses and Origination Bonuses due or to become payable. In the event an officer is unable to perform his duties on account of illness, injury or other physical or mental incapacity which continues for a period of more than six months, the Trust may terminate the employment agreement. In such event, the officer will be entitled to receive his base salary for an additional period equal to the lesser of (i) the remaining term of the employment agreement or (ii) 24 months from the date of termination, as well as any Distribution Incentive Bonuses and Origination Bonuses due or to become payable.

     Messrs. Liechtung and Pashcow have agreed during the term of the employment agreements, and for two years after such time as the officer voluntarily ceases to be an employee of the Trust prior to the expiration of such term (except for reasons of material breach by the Trust or the occurrence of an event described in the following paragraph), not to engage in any business ventures which compete with the Trust's mortgage lending business.

     In the event of a change of control of the Trust or a change in the business carried on by the Trust having the effect that its business ceases to be primarily the business of mortgage lending, each of Messrs. Pashcow and Liechtung, upon the delivery of timely notice to the Trust, may terminate his employment agreement with the Trust. In such event, the Trust must pay to the officer a sum calculated by multiplying the average of the officer's annual compensation for the three calendar years prior to the year in which the event occurs by: (i) four, if the event occurs in calendar years 1994 or 1995; or (ii) three, if the event occurs in calendar years 1996 through 1998.

COMPENSATION PLANS

     The Trust maintains a retirement savings plan for all full-time employees meeting certain criteria as to age and length of employment, including the Trust's officers. The plan permits eligible employees to provide for salary reduction contributions in amounts not in excess of the lesser of 20% of their annual compensation or an amount established annually by the Secretary of the Treasury ($8,994 for the year ended December 31, 1993). The plan permits the Trust, in its discretion, to make matching contributions for those employees who provide for salary reduction contributions, in amounts equal to 25% multiplied by the lesser of (i) the employee's elective salary reduction or (ii) 9% of the employee's annual compensation. The plan also permits the Trust, in its discretion, to make an additional contribution in such amount as it deems appropriate, to be allocated among all eligible employees, whether or not they have made elective salary reductions. The total of all contributions, including elective salary reductions, matching contributions, and additional employer contributions may not exceed 15% of the annual compensation of all participants.

     Participants in the plan are 100% vested in their elective accounts at all times. Vesting in the matching and additional employer contributions is 20% after two years and 20% each year thereafter, with 100% vesting after six years of participation. Withdrawals may not be made prior to attaining the age of 59 1/2 years, except in the event of total and permanent disability, retirement, termination of employment or proven hardship.

     The Trust adopted and its Shareholders approved the 1989 Employees' Stock Option Plan. The plan provides for the granting to employees of the Trust of options to purchase up to an aggregate of 1,550,000 Shares. The plan is administered by the Compensation Committee of the Board of Trustees, which determines the individuals to whom and the times at which options are granted and the number of Shares to be subject to each option.

     Options granted under the 1989 Employees' Stock Option Plan become exercisable after one year following the date of grant with respect to 20% of the Shares covered thereby, with additional 20% increments becoming exercisable cumulatively on the next four succeeding anniversary dates from the date of grant. Shares subject to options may be purchased for cash and/or by delivery of Shares having an equivalent fair market value. The exercise price is 100% of the fair market value of the Shares on the date of grant. Unexercised options expire ten years from their date of grant. All options granted under the plan will become exercisable automatically in the event of a merger or consolidation, exchange of all or substantially all of the assets, distribution in liquidation or dissolution, or acquisition by another entity of 80% or more of the Shares of the Trust.

     On December 6, 1989, the Trust granted options to purchase an aggregate of 1,355,000 Shares, at an exercise price of $5.75 per Share, under the 1989 Employees' Stock Option Plan, of which options to purchase 1,335,000 Shares remain outstanding as of April 18, 1994. The following table sets forth information as to all options to purchase Shares which were granted pursuant to the 1989 Employees' Stock Option Plan to each of the individuals listed in the Summary Compensation
Table:

                                            NUMBER OF SHARES    NUMBER OF OPTIONS      NUMBER OF
                                           SUBJECT TO OPTIONS     VESTED AS OF      SHARES ACQUIRED
           NAME OF INDIVIDUAL                   GRANTED           MARCH 1, 1993      UPON EXERCISE
- - -----------------------------------------  ------------------   -----------------   ---------------
Herbert Liechtung........................         600,000            480,000             --
Joel M. Pashcow..........................         600,000            480,000             --
Edwin R. Frankel.........................          50,000             40,000             --
John J. Johnston, Jr.....................          50,000             40,000             --
Stanley Rappoport........................            --                 --               --

     As of April 18, 1994, to the best of the Trust's knowledge, no options issued pursuant to the 1989 Employees' Stock Option Plan had been exercised.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Trustees (the "Committee") is responsible for administering the Trust's senior management compensation program. The Committee is composed entirely of independent Trustees who are not employees of the Trust; the individual members are listed below. None of these individuals has any interlocking or other relationships with the Trust that would call into question their independence as Committee members.

     Except as otherwise described below, the Committee has general review authority over compensation levels of, and sets the compensation of, all corporate officers and key management personnel of the Trust. The Committee also administers employee benefit and incentive compensation programs, and considers and recommends to the Board new benefit programs.

     Pursuant to recently adopted rules designed to enhance disclosure of companies' policies toward executive compensation, set forth below is a report of the Committee addressing the Trust's compensation policies for 1993 as they affected the Trust's two principal executive officers, Herbert Liechtung, the President and Chief Executive Officer of the Trust, and Joel M. Pashcow, the Chairman of the Trust, and its three other most highly paid executives, Stanley Rappoport, John J. Johnston, Jr. and Edwin R. Frankel, the Executive Vice President, Vice President-Real Estate Counsel and Secretary and Senior Vice President and Treasurer, respectively, of the Trust.

     The compensation of each of Messrs. Liechtung and Pashcow is set pursuant to a ten-year employment agreement between such individual and the Trust, the terms of which are described above under the heading "Employment Agreements." As described in such section, these employment agreements contain provisions for, among other things, calculating the base salary paid to each of Messrs. Liechtung and Pashcow, as well as the formulae used to determine bonus payments to such individuals.

     Base salary for each of Mr. Liechtung and Mr. Pashcow is adjusted annually to reflect cost-of-living increases, subject to certain limitations. The bonus payments payable to Messrs. Liechtung and Pashcow pursuant to their respective employment contracts relates directly to the Trust's performance and the individual performance of such officers; the Distribution Incentive Bonus is payable only to the extent that distributions to the Trust's Shareholders during a fiscal year exceed a specified amount, and the Origination Bonus is paid only to the extent that the Trust succeeds in making certain long-term investments. As described above, Messrs. Liechtung and Pashcow did not receive a Distribution Incentive Bonus for 1993, and Origination Bonuses paid for 1993 equalled $26,903 for Mr. Liechtung and $13,452 for Mr. Pashcow. The Trust also provided certain other benefits to Messrs. Liechtung and Pashcow during 1993 pursuant to such employment agreements in the form of non-cash compensation, for items such as professional fees and insurance. In addition, as described above under the heading "Compensation Plans," in 1989 the Trust issued to each of Messrs. Liechtung and Pashcow, pursuant to the provisions of the Trust's 1989 Employees' Stock Option Plan, options to purchase up to 600,000 of the Trust's Shares. Messrs. Liechtung and Pashcow also participate in medical, retirement and other benefit plans available to other officers and employees of the Trust. Messrs. Liechtung and Pashcow have participated in the deliberations of the Committee, but did not vote, with respect to the compensation of the other members of the Trust's senior management.

     The compensation package offered by the Trust to its senior executives is intended to enable the Trust to attract, motivate and retain qualified senior management, taking into account both annual and long-term performance goals of the Trust and recognizing individual initiative and achievements. Executive compensation generally consists of base salary and annual bonus, as well as a combination of benefit programs. Annual bonus payments for such officers were generally set at a minimum level and are viewed by the Committee and such officers as a component of base compensation. Bonus payments in excess of such minimum amount may be paid by the Trust, upon the recommendation of the Committee after taking into account the views of Messrs. Liechtung and Pashcow (who are not eligible to receive such bonuses), to reward superior individual performance and improvement in the performance of the Trust. Mr. Rappoport receives no bonus payment; his entire compensation package is comprised of base salary plus participation in the Trust's benefit programs.

     In view of the recent adverse economic climate and its effect on the real estate industry generally and the Trust's performance specifically, compensation increases for Messrs. Rappoport, Johnston and Frankel were limited this past year to cost-of-living adjustments to base salary. In addition, Messrs. Johnston and Frankel received bonus payments equal to the bonus payments paid to such officers for 1992. As stated above, these bonuses constitute a component of such officers' base compensation; the Committee believes that failure to pay such bonuses could adversely affect morale and put the Trust at a competitive disadvantage in its ability to attract and retain qualified individuals. The aggregate compensation paid to Messrs. Rappoport, Johnston and Frankel for 1993 is less than that paid in 1992, after taking into account the impact of inflation.

     In addition to the compensation described above, Messrs. Johnston and Frankel each received, in 1989, options to purchase the Trust's Shares pursuant to the Trust's 1989 Employees' Stock Option Plan.

     The Committee has not reviewed the Trust's compensation policies in light of amendments to the Internal Revenue Code enacted during 1993 that generally limit deductions for compensation paid to certain executive officers to $1,000,000 per annum (certain performance based compensation is not subject to that limit). The Committee intends to review the application of those amendments to the Trust and to consider whether any changes in the Trust's compensation policies are appropriate.

     MEMBERS OF THE COMPENSATION COMMITTEE:

                 STEPHEN R. BLANK           ARTHUR H. GOLDBERG

                 EDWIN J. GLICKMAN          ALFRED D. STALFORD

COMPENSATION OF TRUSTEES

     The independent Trustees who are not also employees of the Trust each received $20,000 in compensation for serving as a Trustee in 1993, plus reimbursement of travel expenses and other out-of-pocket disbursements incurred in connection with attending any meetings. Trustees do not receive any additional compensation for attending meetings or for serving on any committees of the Board.

     Messrs. Pashcow, Liechtung and Rosoff do not receive any compensation for their services as Trustees.

     In April 1989, the Board of Trustees adopted the 1989 Trustees' Stock Option Plan, which plan was subsequently approved by the Trust's Shareholders. The plan provided for the granting to Trustees of options to purchase an aggregate of up to 350,000 Shares. Pursuant to the plan, each Trustee who is not an officer or employee of the Trust automatically received, on the later of the date of approval of the plan or the initial date of election as a Trustee, and every two years thereafter if he continued as a Trustee, an option to purchase the number of Shares equal to 0.1% of the aggregate number of Shares then outstanding. In October 1991, the Board of Trustees modified and amended the 1989 Trustees' Stock Option Plan to provide that the remaining options due to be issued after October 8, 1991 be issued pro rata to each of the seven eligible Trustees, notwithstanding the date on which such Trustees became eligible to receive such options. All options available for grant under the plan have been granted.

     Options granted under the 1989 Trustees' Stock Option Plan become exercisable after one year following the date of grant with respect to 50% of the Shares covered thereby, with the remaining 50% becoming exercisable on the next succeeding anniversary date from the date of grant. Shares subject to the options may be purchased for cash and/or by delivery of Shares having an equivalent fair market value. The exercise price is 100% of the fair market value of the Shares on the date of grant. Unexercised options expire ten years from their date of grant. All options granted under the plan will become exercisable automatically in the event of a merger or consolidation, exchange of all or substantially all of the assets, distribution in liquidation or dissolution or acquisition by another entity of 80% or more of the Shares of the Trust.

     On November 28, 1989 and November 28, 1991, each of Messrs. Blumenfeld, Eisenstat, Glickman, Goldberg, and Stalford were granted options to purchase 29,622 Shares at an exercise price of $5.375 per Share and 20,378 Shares at an exercise price of $5.25 per Share, respectively. On January 29, 1990 and January 29, 1992, Messrs. Rosoff and Blank each were granted options to purchase 29,622 Shares at an exercise price of $5.75 per Share and 20,378 Shares at an exercise price of $5.375 per Share, respectively. All options granted under the 1989 Trustees' Stock Option Plan are currently exercisable. To the best of the Trust's knowledge, as of April 18, 1994 no options issued pursuant to the 1989 Trustees' Stock Option Plan had been exercised.

                                RPS REALTY TRUST
 INDEXED STOCK PRICE PERFORMANCE VS. NAREIT MORTGAGE REIT INDEX AND THE S&P 500


               (PERFORMANCE GRAPH FILED UNDER COVER OF FORM SE)


SOURCE: NAREIT & IDD/TRADELINE

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Trust's officers and Trustees and persons who own more than ten percent of a registered class of the Trust's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the New York Stock Exchange. Officers, Trustees and greater than ten percent Shareholders are required by regulation of the Commission to furnish the Trust with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Trust believes that, during the fiscal year ended December 31, 1993, all filing requirements applicable to its officers, Trustees and greater than ten percent beneficial owners were complied with except that John J. Johnston Jr. filed a Form 5 late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Steven Liechtung, the son of Herbert Liechtung, is a Vice President of the Trust. Steven Liechtung received cash compensation aggregating $129,033 for services rendered in all capacities to the Trust during the year ended December 31, 1993. On December 6, 1989, Steven Liechtung was granted options to purchase 20,000 Shares, at an exercise price of $5.75 per Share, pursuant to the 1989 Employees' Stock Option Plan. These options are currently exercisable with respect to 80% of the Shares covered thereby.

     The Trust paid legal fees during 1993 of approximately $221,716 to Wolf, Block, Schorr and Solis-Cohen. William Rosoff, a Trustee of the Trust, is a partner in Wolf, Block, Schorr and Solis-Cohen.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Deloitte & Touche has been appointed as independent auditors for the Trust by the Trust's Board of Trustees to examine and report on financial statements for the fiscal year ending December 31, 1994, which appointment will be submitted to Shareholders for ratification at the Meeting. Deloitte & Touche audited and reported on the Trust's financial statements for the fiscal year ended December 31, 1993. Representatives of that firm are expected to be present at the Meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions. The affirmative vote of a majority of the Shares present and entitled to vote at the Meeting is required to ratify appointment of the independent auditors.

     Submission of the appointment of the auditors to the Shareholders for ratification will not limit the authority of the Board of Trustees to appoint another accounting firm to serve as independent auditors if the present auditors resign or their engagement is otherwise terminated. If the Shareholders do not ratify the appointment of Deloitte & Touche at the Meeting, Management intends to call a special meeting of Shareholders to be held as soon as practicable after the Meeting to ratify the appointment of another independent public accounting firm as independent auditors for the Trust.

                            SHAREHOLDERS' PROPOSALS

     Any proposal by a Shareholder of the Trust intended to be presented at the 1995 Annual Meeting of Shareholders must be received by the Trust at its principal executive office not later than January 16, 1995 for inclusion in the Trust's proxy statement and form of proxy relating to that meeting. Any such proposal must also comply with other requirements of the proxy solicitation rules of the Commission.

                               VOTING PROCEDURES

     Trustees are elected by a plurality of the votes cast at the Annual Meeting. Only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the shareholder properly withheld authority to vote for such nominee (including broker non-votes) will not be counted toward such nominee's achievement of a plurality.

                           ANNUAL REPORT ON FORM 10-K

     UPON WRITTEN REQUEST BY ANY SHAREHOLDER ENTITLED TO VOTE AT THE MEETING, THE TRUST WILL FURNISH THAT PERSON WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1993 WHICH IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. If a person requesting the report was not a Shareholder of record on May 11, 1994, the request must contain a good faith representation that the person making the request was a beneficial owner of Shares at the close of business on such date. Requests should be addressed to Mr. John J. Johnston, Jr., Secretary, RPS Realty Trust, 733 Third Avenue, New York, New York 10017.

                   OTHER BUSINESS AND EXPENSE OF SOLICITATION

     Management does not know of any other matters to be brought before the Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters. Proxies are being solicited on behalf of the Board of Trustees by use of the mail. The cost of preparing this Proxy Statement and all other costs in connection with this solicitation of proxies for the Meeting is being borne by the Trust.

     Your cooperation in giving this matter your immediate attention and in returning your proxies promptly will be appreciated.

                                          By Order of the Board of Trustees

                                          JOHN J. JOHNSTON, JR.,
                                          Secretary
May 16, 1994

                               RPS REALTY TRUST

                               733 THIRD AVENUE
                             NEW YORK, N.Y. 10017

          PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS JUNE 28, 1994

  The Undersigned heregy appoints EDWIN R. FRANKEL and JOHN J. JOHNSTON, JR. or either of them, each with full power of substitution, proxies of the undersigned to vote all shares of beneficial interest of RPS Realty Trust (the "Trust") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Trust to be held on the 28th day of June, 1994 at 9:30 A.M., at the offices of Kaye, Scholer, Fierman, Hays & Handler, 425 Park Avenue, 19th floor, New York, NY and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat. Said proxies are instructed to vote as follows:

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)



/ x /  PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE.


1.  Election of Trustees              FOR  /  /      WITHHELD  /  /

NOMINEES: Stephen R. Blank
          Herbert Liechtung
          Joel M. Pashcow

INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.

- - ----------------------------------------------------------------------------

2. The ratification of the appointment by the Board of Trustees of the Trust of Deloitte & Touche as the Independent auditors of the Trust to examine and report on its financial statements for 1994.

                 FOR  /  /     AGAINST  /  /     ABSTAIN  / /

3. In accordance with their judgement with respect to any other business that may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES FOR TRUSTEES AND THE ADOPTION OF PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED
ENVELOPE.

SIGNATURES(S)                                         DATE                  1994
             ----------------------------------------     ------------------
NOTE: This proxy must be signed exactly as your name appears. Executor, administrator, trustee, partners, etc. should give full title as such.
      If the signer is a corporation, please sign full corporation name by duly authorized officer, who should state his title.